Exhibit 10.3
     The undersigned hereby confirm that they have reached an agreement in principle consistent with the annexed term sheet for the purchase and sale of the Senior Preferred Stock and Warrant.

UNITED STATES DEPARTMENT OF THE TREASURY	AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Neel Kashkari	By: /s/ Edward M. Liddy

Neel Kashkari — Interim Assistant Secretary For Financial Stability

Dated: November 9, 2008

Annex
Term Sheet for the purchase and sale of the Senior Preferred Stock and Warrant
[Attached]

TARP AIG SSFI Investment
Senior Preferred Stock and Warrant
Summary of Senior Preferred Terms

Issuer:	American International Group, Inc. (“AIG”).

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	$40 Billion aggregate liquidation preference.

Security:	Senior Preferred, liquidation preference $10,000 per share; provided that UST may, upon transfer of the Senior Preferred, require AIG to appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to the Senior Preferred. At the meeting of stockholders called to effect the amendments to AIG’s Restated Certificate of Incorporation contemplated by the terms of the convertible preferred stock, AIG shall propose an amendment to its Restated Certificate of Incorporation to allow the Senior Preferred to rank senior to the convertible preferred stock.

Term:	Perpetual life.

Dividend:	The Senior Preferred will accrue cumulative dividends at a rate of 10% per annum. Dividends will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Dividends will be payable when, as and if declared by the Board of Directors of AIG. Accrued but unpaid dividends shall compound quarterly.

Redemption:	At any time that (i) the AIG Credit Facility Trust (or any successor entity established for the benefit of the United States Treasury) “beneficially owns” less than 30% of the aggregate voting power of AIG’s voting securities and (ii) no holder of the Senior Preferred controls AIG, then AIG may redeem the Senior Preferred in whole or in part at a redemption price equal to 100% of its liquidation preference, plus an amount equal to accrued and unpaid dividends (including, if applicable, dividends on such amount). “Control” for this purpose means the power to direct the management and policies of AIG, directly or indirectly, whether through the ownership of voting securities, by contract, by the power to control AIG’s Board of Directors or otherwise. “Beneficially owns” is as defined in Rule 13d-3 under the Securities Exchange Act of 1934. For the avoidance of doubt, while there is AIG’s Board of Directors control (or the potential to gain AIG’s Board of Directors control) by the holder of the Senior Preferred, then AIG is not permitted to redeem the Senior Preferred.

Restrictions on Dividends:	Subject to certain exceptions, for as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred (“Parity Stock”), or common shares (other than (i) in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred and (ii) in the case of junior preferred shares, dividends payable solely in common shares), nor may AIG repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or declared and a sum sufficient for the payment thereof set apart.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the fifth anniversary of the date of this investment unless prior to such fifth anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for repurchases of any common shares, other capital stock, trust preferred securities or other equity securities (other than (i) repurchases of the Senior Preferred, (ii) repurchases of junior preferred shares or common shares (“Junior Stock”) in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice (including purchases to offset share dilution pursuant to a publicly announced repurchase plan), (iii) any redemption or repurchase of rights pursuant to any stockholders’ rights plan and (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the signing date of UST’s agreement to purchase the Senior Preferred or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock), until the fifth anniversary of the date of this investment unless prior to such fifth anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. Notwithstanding the foregoing, following the redemption in whole of the Senior Preferred held by UST or the transfer by UST of all of the Senior Preferred to one or more third parties not affiliated with UST, AIG may repurchase, in whole or in part, at any time the Warrant then held by UST at the fair market value of the Warrant so long as no holder of the Warrant controls AIG as provided in clause (ii) of “Redemption” above.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares other than the convertible preferred stock ranking senior or pari passu to the Senior Preferred, (ii) any amendment that adversely affects the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction unless the Senior Preferred remains outstanding or is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and the Senior Preferred or such preference shares have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than those of the Senior Preferred immediately prior to such transaction, taken as a whole.

If dividends on the Senior Preferred are not paid in full for four dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect the greater of 2 directors and a number of directors (rounded upward) equal to 20% of the total number of directors after giving effect to such election. The right to elect directors will end when full dividends have been paid for all past dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer other than such as are necessary to insure compliance with U.S. federal and state securities laws. AIG will file a registration statement (which may be a shelf registration statement) covering the Senior Preferred as promptly as practicable, but in any event within 15 days, after notification by the UST and, if necessary, shall take all action required to cause such registration statement to be declared effective as soon as possible. During any period that an effective registration statement is not available for the resale by the UST of the Senior Preferred, AIG will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable best efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, AIG will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Claim in Bankruptcy:	Equity claim with liquidation preference to common equity claim.

Acceleration Rights:	None

Use of Proceeds:	To repay the senior secured revolving credit facility governed by the Credit Agreement dated as of September 22, 2008 (the “Credit Agreement”) between AIG and the Federal Reserve Bank of New York (“FRBNY”).

Tax Treatment:	Dividends on the Senior Preferred are non tax-deductible to AIG.

Restrictions on Expenses:
AIG shall continue to maintain and implement its comprehensive written policy on corporate expenses and distribute such policy to all AIG employees. Such policy, as may be amended from time to time, shall remain in effect at least until such time as any of the shares of the Senior Preferred are owned by the UST. Any material amendments to such policy shall require the prior written consent of the UST until such time as the UST no longer owns any shares of Senior Preferred, and any material deviations from such policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the UST. Such policy shall, at a minimum: (i) require compliance with all applicable law; (ii) apply to AIG and all of its subsidiaries; (iii) govern (a) the hosting, sponsorship or other payment for conferences and events, (b) the use of corporate aircraft, (c) travel accommodations and expenditures, (d) consulting arrangements with outside service providers, (e) any new lease or acquisition of real estate, (f) expenses relating to office or facility renovations or relocations and (g) expenses relating to entertainment or holiday parties; and (iv) provide for (a) internal reporting and oversight and (b) mechanisms for addressing non-compliance with the policy.

Restrictions on Lobbying:
AIG shall continue to maintain and implement its comprehensive written policy on lobbying, governmental ethics and political activity and distribute such policy to all AIG employees and lobbying firms involved in any such activity. Such policy, as may be amended from time to time, shall remain in effect at least until such time as any of the shares of the Senior Preferred are owned by the UST. Any material amendments to such policy shall require the prior written consent of the UST until such time as the UST no longer owns any shares of Senior Preferred, and any material deviations from such policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the UST. Such policy shall, at a minimum: (i) require compliance with all applicable law; (ii) apply to AIG and all of its subsidiaries and affiliated foundations; (iii) govern (a) the provision of items of value to any government officials, (b) lobbying and (c) political activities and contributions; and (iv) provide for (a) internal reporting and oversight and (b) mechanisms for addressing non-compliance with the policy.

Reporting:	Except as otherwise agreed, AIG shall provide the UST (i) the information required to be provided by AIG to the FRBNY pursuant to Section 5.04 of the Credit Agreement, (ii) the notices required by Section 5.05 of the Credit Agreement, in each case within the time periods for delivery thereof specified in the Credit Agreement and (iii) such executive compensation information as is required for purposes of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the regulations and guidelines thereunder; provided that, after the termination of the Credit Agreement, such informational and notice requirements as are provided in Section 5.04 and Section 5.05 of the Credit Agreement shall remain in full force and effect until such time as the UST no longer owns any shares of Senior Preferred. In addition, AIG shall promptly provide the UST such other information and notices as the UST may reasonably request from time to time.

Executive Compensation:
As a condition to the closing of this investment, AIG shall be subject to the executive compensation and corporate governance requirements of Section 111(b) of the EESA and the UST’s guidelines that carry out the provisions of such subsection for systemically significant failing institutions as set forth in Notice 2008-PSSFI. Accordingly, as a condition to the closing of this investment, AIG and its senior executive officers covered by the EESA (“SEOs”) shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as the UST holds any equity or debt securities of AIG issued under this agreement (the “Relevant Period”), AIG shall agree to be bound by the executive compensation and corporate governance requirements of Section 111(b) of the EESA and the guidelines set forth in Notice 2008-PSSFI. As an additional condition to the closing, AIG and its SEOs shall grant to the UST and the SEOs shall grant to AIG waivers releasing the UST, and, in the case of the SEOs release, AIG, from any claims that AIG and such SEOs may otherwise have as a result of any modification of the terms of any benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the guidelines set forth in Notice 2008-PSSFI.

In addition to Notice 2008-PSSFI, the following will apply:

1. AIG shall undertake during the Relevant Period to limit any golden parachute payments to its most senior employee group, who are currently referred to as Senior Partners (“Senior Partners”), (other than its SEOs) to the amounts permitted by the regulations relating to participants in the EESA Capital Purchase Program and the guidelines and Interim Final Rule (31 CFR Part 30) relating thereto as if they were SEOs (except that equity denominated awards settled solely in equity shall not be included in such limit), and AIG shall grant the UST a waiver releasing the UST, and shall use its best efforts to obtain waivers from the Senior Partners releasing the UST and AIG, from claims that AIG may have against the UST and that such Senior Partners may have against the UST or AIG as a result of such limits, and shall have obtained such waivers from AIG and its U.S.-based Senior Partners prior to and as an additional condition to the closing.

2. The annual bonus pools payable to Senior Partners in respect of each of 2008 and 2009 shall not exceed the average of the annual bonus pools paid to Senior Partners for 2006 and 2007 (in each case exclusive of AIG’s historic quarterly bonus program, the amount of which will not increase for any participant, and subject to appropriate adjustment for new hires and departures).

Risk Management Committee:
AIG shall establish, within 30 days of the issuance of the Senior Preferred, and maintain, at least until the UST ceases to own any shares of the Senior Preferred, the Warrant or any other equity or debt securities of AIG, a risk management committee of the AIG’s Board of Directors that will oversee the major risks involved in AIG’s business operations and review AIG’s actions to mitigate and manage those risks.

Miscellaneous:	The dividend rate as provided in “Dividend” above is subject to adjustment in the sole discretion of the Secretary of the Treasury in light of, inter alia, then-prevailing economic conditions and the financial condition of AIG, with the objective of protecting the U.S. taxpayer.

Summary of Warrant Terms

Warrant:	The UST will receive a warrant (“Warrant”) to purchase a number of shares of common stock of AIG (“Common Stock”) equal to 2% of the issued and outstanding shares of Common Stock on the date of investment. The initial exercise price for the Warrant shall be $2.50 per share of Common Stock (representing the par value of the Common Stock on the date of the investment), subject to customary anti-dilution adjustments; provided that the initial exercise price per share of Common Stock shall be adjusted to the par value per share of the Common Stock following the amendments to AIG’s Restated Certificate of Incorporation contemplated by the terms of the convertible preferred stock. The Warrant shall be net share settled or, if consented to by AIG and the UST, on a full physical basis.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part.

Transferability:	The Warrant will not be subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. AIG will file a registration statement (which may be a shelf registration statement) covering the Warrant and the Common Stock underlying the Warrant as promptly as practicable, but in any event within 15 days after notification by the UST, and, if necessary, shall take all action required to cause such registration statement to be declared effective as soon as possible. During any period that an effective registration statement is not available for the resale by the UST of the Warrant or the Common Stock underlying the Warrant, AIG will also grant to the UST piggyback registration rights for the Warrant and the Common Stock underlying the Warrant. AIG will apply for the listing on the New York Stock Exchange of the Common Stock underlying the Warrant and will take such other steps as may be reasonably requested to facilitate the transfer of the Warrant and the underlying Common Stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of Common Stock issued to it upon exercise of the Warrant.

Substitution:	In the event AIG is no longer listed or traded on a national securities exchange the Warrant will be exchangeable (in whole or in part), at the option of the UST, for an economic interest (to be determined by the UST after consultation with AIG) of AIG classified as permanent equity under GAAP having a fair market value (as determined by the UST) equal to the portion of the Warrant so exchanged.